As filed with the Securities and Exchange Commission on May 6, 2024

Registration No. 333-76078

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALBANY INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	14-0462060
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

216 Airport Drive
Rochester, NH 03867
(603) 330-5800
(Address of Principal Executive Offices) (Zip Code)

ALBANY INTERNATIONAL CORP.
Prosperity Plus Savings Plan
(Full title of the plan)

Joseph M. Gaug
Albany International Corp.
216 Airport Drive
Rochester, New Hampshire 03867
(603) 330-5800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

On December 28, 2001, Albany International Corp. (the “Registrant”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-76078) registering 100,000 shares of the Registrant’s Class A Common Stock, par value $.001 per share (the “Common Stock”), as well as plan interests, to be issued to participants under the Albany International Corp. Prosperity Plus Savings Plan (the “Plan”).

Effective February 28, 2023, the Company terminated The Albany International Stock Fund as an investment option for participants in the Plan. All participant balances were converted to other investments as directed by investment selections of the participants, or to a qualified default investment alternative, as applicable. Accordingly, the Registrant is no longer issuing securities under the Plan and no further investments in the Registrant’s securities may be made under the Plan. Pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the offering, the Registrant is filing this Post Effective Amendment No. 1 to the Registration Statement to deregister, and does hereby remove from registration, any shares of Common Stock and any plan interests registered but that remain unsold as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New Hampshire, on this 6th day of May, 2024.

Albany International Corp.

/s/ Joseph M. Gaug
Name:	Joseph M. Gaug
Title:	Vice President – General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New Hampshire, on this 6th day of May, 2024.

Albany International Corp. Prosperity Plus Savings Plan

/s/ Robert D. Starr
Name:	Robert D. Starr
Title:	Chairman, Plan Administrative Committee